Exhibit 99.1

Array BioPharma Reports Financial Results for the Second Quarter of Fiscal 2011

BOULDER, Colo.--(BUSINESS WIRE)--January 31, 2011--Array BioPharma Inc. (NASDAQ: ARRY) today reported financial results for the second quarter of fiscal 2011.

Array reported revenue of $16.5 million for the second quarter of fiscal 2011, compared to revenue of $9.6 million for the same period in fiscal 2010. The Company spent $14.5 million in proprietary research and development for the quarter to advance its fully owned clinical development and discovery programs. This compares to $19.1 million spent on proprietary research and development during the second quarter of fiscal 2010. Array reported a net loss of $12.4 million, or ($0.23) per share, for the second quarter, compared to a net loss of $21.8 million, or ($0.44) per share, for the second quarter in fiscal 2010. Cash used in operating activities was $11.0 million during the quarter. Array ended the second quarter of fiscal 2011 with $98.9 million in cash, cash equivalents and marketable securities.

The Company reported revenue of $35.0 million for the six-month period ended December 31, 2010, compared to revenue of $17.5 million for the same period in fiscal 2010. Net loss for the six months ended December 31, 2010, was $23.1 million, or ($0.42) per share, compared to a net loss of $46.6 million, or ($0.96) per share, reported in the same six-month period in fiscal 2010.

“With the completion of two Phase 2 trials expected for our MEK inhibitor, selumetinib, by our partner AstraZeneca, along with the potential for AstraZeneca’s initiation of Phase 3 trials for selumetinib, calendar 2011 looks to be a significant year for Array,” said Robert E. Conway, Chief Executive Officer. “Given the advancement of our proprietary and partnered programs anticipated for the year along with our solid cash position and reduced burn rate, we believe we are positioned to deliver value from Array’s research and development engine to partners and shareholders.”

SUMMARY OF KEY DEVELOPMENT PROGRAMS

Selumetinib (AZD6244) (AstraZeneca) – MEK inhibitor for cancer:

AstraZeneca completed enrollment in two Phase 2 trials with selumetinib, which are the first two randomized Phase 2 combination trials with a MEK inhibitor:

  Selumetinib plus DTIC compared with DTIC in first line melanoma patients with BRAF- mutation. The trial completed enrollment of 91 patients in March 2010 with the primary end-point of overall survival.
  Selumetinib plus Taxotere compared with Taxotere in second line non small lung cancer patients with KRAS-mutation. The trial completed enrollment of approximately 80 patients in July 2010 with the primary end-point of overall survival.

In addition, AstraZeneca has multiple on-going Phase 2 combination trials:

  Selumetinib compared with Temodar® (temozolomide) in patients with metastatic melanoma of the eye. Approximately 160 patients are anticipated to enroll in this trial.
  Selumetinib with Tarceva® (erlotinib) in patients with KRAS wild type NSCLC (selumetinib plus Tarceva vs. Tarceva) and in patients with KRAS mutant NSCLC (selumetinib plus Tarceva vs. selumetinib). Approximately 100 patients are anticipated to enroll in this trial.
  Selumetinib with Camptosar® (irinotecan) in patients with KRAS or BRAF mutant 2nd line colorectal cancer. Approximately 60 patients are anticipated to enroll in this trial.
  Selumetinib with Nexavar® (sorafenib) in patients with advanced hepatocellular carcinoma. Approximately 100 patients are anticipated to enroll in this trial.

In total, AstraZeneca has 40 on-going or completed Phase 1 or 2 clinical trials with selumetinib.

MEK162 (ARRY-162) (Novartis) – MEK inhibitor for cancer:

Pursuant to an agreement signed in April 2010, Array and Novartis are engaged in the joint development of MEK162 in oncology indications. Array has completed or is enrolling patients with solid tumors in an ongoing multi-arm Phase 1 MEK162 dose escalation and expansion trial. Pending the results of these multiple arms, we intend to conduct additional trials with MEK162 in combination with other agents, as well as in single agent trials. The current status of this study is:

  The dose escalation trial completed enrollment of 19 patients in January 2010.
  The first expansion arm in patients with biliary tract cancer completed enrollment of 28 patients in September 2010.
  Approximately 25 patients with KRAS-mutant colorectal cancer and 15 patients with BRAF-mutant colorectal cancer are anticipated to enroll in additional expansion arms of this trial.

ARRY-520 – KSP inhibitor for Multiple Myeloma (MM): Array presented data on a Phase 1 trial with ARRY-520, a novel KSP inhibitor, in patients with MM at the December 2010 Annual Meeting of the American Society of Hematology (ASH) in Orlando, Florida.

This Phase 1, open-label, multicenter, dose-escalation study was designed to evaluate the safety, pharmacokinetics and pharmacodynamics of ARRY-520. The study enrolled patients with relapsed or refractory MM with at least two prior lines of therapy (including both a bortezomib and an IMiD-based regimen) with a median of five prior therapies. ARRY-520 has shown promising preliminary clinical activity. Of 30 evaluable patients, confirmed partial responses have been observed in two patients, one of whom had eight prior lines of treatment and has continued on study for more than 18 months. In addition, confirmed minimal responses have been reported in two patients. As of December 4, 2011, twelve patients remained on study, including all responders, and eight patients had been treated for longer than six months.

Array has two other on-going clinical trials of ARRY-520:

  Phase 2 trial in patients with relapsed or refractory multiple myeloma.
  Phase 1b combination study with ARRY-520 and Velcade® (bortezomib) in patients with relapsed or refractory multiple myeloma.

AMG 151 / ARRY-403 (Amgen) – Glucokinase activator for type 2 diabetes: Array completed a Phase 1 multiple ascending dose clinical trial in patients with type 2 diabetes with AMG 151 / ARRY-403, a small-molecule glucokinase activator that Array partnered with Amgen Inc. in December 2009. Amgen is responsible for all future development under the collaboration agreement. Array also continued a research program, which is being funded by Amgen to identify and advance second-generation glucokinase activators.

OTHER RECENT EVENTS

ARRY-380 – HER2 oral, selective inhibitor for cancer: Array announced positive interim results of its novel, oral HER2 (ErbB2) inhibitor, ARRY-380, in a Phase 1 trial in patients with advanced cancer at the December 2010 San Antonio Breast Cancer Symposium.

Interim results were presented on 19 patients with HER2 positive cancer treated with ARRY-380 at doses greater than or equal to 200 mg (twice daily). All of the HER2 positive metastatic breast cancer patients had been previously treated with Herceptin® (trastuzumab), and 81 percent were previously treated with Tykerb® (lapatinib). Thirty two percent of the 19 patients had a partial response or stable disease for six months or longer. Fifteen of the 19 patients had measurable disease as defined by the Response Evaluation Criteria in Solid Tumors (RECIST); of these patients, seven had regressions in target lesions. Of the four patients with no measurable disease, three had regressions of non-target chest wall lesions.

ARRY-380 was well-tolerated; the predominant treatment-related adverse events have been Grade 1. Because ARRY-380 is selective for HER2 and does not inhibit EGFR, there was, as expected, a low incidence and severity of diarrhea, rash and fatigue. Additionally, there were no Grade 4 events or adverse cardiac events reported. The maximum tolerated dose of ARRY-380 established in this Phase 1 trial is 600 mg (twice daily). An expansion cohort in patients with HER2 positive metastatic breast cancer is ongoing to confirm safety and explore efficacy and pharmacodynamic markers.

ARRY-382 (Celgene) cFMS inhibitor for cancer: In December 2010, Array announced that it received a $10 million clinical research milestone payment in its collaboration with Celgene Corporation (NASDAQ: CELG), entered into in September 2007. Array anticipates initiating a Phase 1 dose escalation trial in cancer patients with ARRY-382 during the first quarter of calendar 2011. Array is responsible for the continued development of ARRY-382 through Phase 1, and Celgene has an option to obtain exclusive rights to ARRY-382. If Celgene exercises this option, Celgene would be responsible for additional development and commercialization of this drug, and Array would be entitled to receive additional milestones as well as royalties on sales of the drug.

Array will hold a conference call on Tuesday, February 1, 2011, at 9:00 a.m. eastern time to discuss these results. Robert E. Conway, Chief Executive Officer, and Michael Carruthers, Chief Financial Officer, will lead the call.

Conference Call Information

Date:	Tuesday, February 1, 2011
Time:	9:00 a.m. eastern time
Toll-Free:	800-482-9816
Toll:	719-325-2114
Pass Code:	4527581

Webcast & Conference Call Slides:

http://investor.arraybiopharma.com/phoenix.zhtml?c=123810&p=irol-irhome

A replay of the call will be available as a webcast on www.arraybiopharma.com and by phone for one week by dialing toll-free (888) 203-1112 or (719) 457-0820. The access code is 4527581.

About Array BioPharma

Array BioPharma Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of targeted small-molecule drugs to treat patients afflicted with cancer and inflammatory diseases. Our proprietary drug development pipeline includes clinical candidates that are designed to regulate therapeutically important target proteins and are aimed at significant unmet medical needs. For more information on Array, please go to www.arraybiopharma.com.

Forward-Looking Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about the timing of completion or initiation of further development of our partnered programs, our potential to earn future milestone and royalty payments under our collaboration agreements, expectations that events will occur that will result in greater value for the Company, the potential for the results of ongoing preclinical and clinical trials to support regulatory approval or the marketing success of a drug candidate, our ability to partner our proprietary drug candidates for up front fees, milestone and/or royalty payments, and our future plans to progress, develop our proprietary programs and the plans of our collaborators to progress and develop programs we have licensed to them. These statements involve significant risks and uncertainties, including those discussed in our most recent annual report filed on form 10-K, in our quarterly reports filed on Form 10-Q, and in other reports filed by Array with the Securities and Exchange Commission. Because these statements reflect our current expectations concerning future events, our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors. These factors include, but are not limited to, our ability to continue to fund and successfully progress internal research and development efforts and to create effective, commercially viable drugs; risks associated with our dependence on our collaborators for the clinical development and commercialization of our out-licensed drug candidates; the ability of our collaborators and of Array BioPharma Inc. to meet objectives tied to milestones and royalties; our ability to effectively and timely conduct clinical trials in light of increasing costs and difficulties in locating appropriate trial sites and in enrolling patients who meet the criteria for certain clinical trials; risks associated with our dependence on third-party service providers to successfully conduct clinical trials within and outside the United States; our ability to achieve and maintain profitability and maintain sufficient cash resources; the extent to which the pharmaceutical and biotechnology industries are willing to in-license drug candidates for their product pipelines and to collaborate with and fund third parties on their drug discovery activities; our ability to out-license our proprietary candidates on favorable terms; our ability to attract and retain experienced scientists and management. We are providing this information as of January 31, 2011. We undertake no duty to update any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements or of anticipated or unanticipated events that alter any assumptions underlying such statements.

Array BioPharma Inc.
Condensed Statements of Operations
(Unaudited)
(in thousands, except per share amounts)

	Three Months Ended December 31,		Six Months Ended December 31,
	2010	2009	2010	2009

Revenue
Collaboration revenue	$ 5,370	$ 4,434	$ 11,090	$ 9,478
License and milestone revenue	11,131	5,210	23,924	8,056
Total revenue	16,501	9,644	35,014	17,534

Operating expenses
Cost of revenue	7,382	5,235	14,663	11,157
Research and development for proprietary
programs	14,482	19,104	28,337	38,305
General and administrative	3,905	4,460	8,173	8,673
Total operating expenses	25,769	28,799	51,173	58,135

Loss from operations	(9,268)	(19,155)	(16,159)	(40,601)

Other income (expense)
Gains on auction rate securities, net	865	1,165	798	948
Interest income	136	257	356	561
Interest expense	(4,175)	(4,092)	(8,067)	(7,534)
Total other expense, net	(3,174)	(2,670)	(6,913)	(6,025)

Net loss	$ (12,442)	$ (21,825)	$ (23,072)	$ (46,626)

Weighted average shares outstanding -
basic and diluted	55,285	49,405	54,350	48,771

Net loss per share - basic and diluted	$ (0.23)	$ (0.44)	$ (0.42)	$ (0.96)

Summary Balance Sheet Data
(in thousands)
	December 31,	June 30,
	2010	2010

Cash, cash equivalents and marketable securities	$ 98,881	$ 128,869
Property, plant and equipment, gross	$ 85,264	$ 84,176
Working capital	$ 26,170	$ 39,367
Total assets	$ 127,517	$ 159,179
Long-term debt, net	$ 116,132	$ 112,825
Stockholders' deficit	$ (130,642)	$ (116,678)

CONTACT:
Array BioPharma
Tricia Haugeto, 303-386-1193
thaugeto@arraybiopharma.com